At the annual meeting of shareholders of MFS Research International Fund, which was held on November 7, 2001, the following actions were taken:

Item 1. Trustees of the trust were elected as follows:
                             Number of Shares

                                                                    Withholding

Nominee                                 For                           Authority

Jeffrey L. Shames                17,241,823.796                     303,391.851
John W. Ballen                   17,233,766.676                     311,448.971
Lawrence H. Cohn                 17,239,836.711                     305,378.936
J. David Gibbons                 17,236,550.096                     308,665.551
William R.Gutow                  17,241,681.269                      303,534.378
J. Atwood Ives                   17,241,279.594                      303,936.053
Abby M. O'Neill                  17,237,082.194                      308,133.453
Lawrence T. Perera               17,239,975.639                      305,240.008
William J. Poorvu                17,239,833.112                      305,382.535
Arnold D. Scott                  17,240,233.543                      304,982.104
J. Dale Sherratt                 17,241,823.796                      303,391.851
Elaine R. Smith                  17,240,209.779                      305,005.868
Ward Smith                       17,238,385.386                      306,830.261

Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares

For                                   13,734,907.648
Against                                  196,240.951
Abstain                                  380,643.048
Broker Non-votes                       3,233,424.000

Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares

For                                                13,648,173.172
Against                                                266,498.556
Abstain                                                397,119.919
Broker Non-votes                                     3,233,424.000

Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares

For                                                17,009,616.829
Against                                                178,302.941
Abstain                                                357,295.877

Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending August 31, 2002.

Number of Shares

For                                                17,072,244.859
Against                                                133,277.033
Abstain                                                339,693.755